Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:  Doug McFarlan, (312) 583-6024

or (312) 343-2561

www.edisonnews.com

Edison Mission Group Announces Receipt of Requisite

Consents in Tender Offer and Execution of Supplemental

Indentures by its Edison Mission Energy Unit

IRVINE, Calif., May 18, 2006 – Edison Mission Group (“EMG”) announced today the results to date of its indirect subsidiary’s, Edison Mission Energy (“EME”), previously announced cash tender offer and consent solicitation for EME’s outstanding 10% Senior Notes due August 15, 2008 (the “2008 Notes”-CUSIP No. 281023AK7) and 9.875% Senior Notes due April 15, 2011 (the “2011Notes”-CUSIP No. 281023AG6) (collectively, the “Notes”).

As of 5:00 p.m., New York City time, yesterday (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, EME had received tenders and consents for $366,566,000 in aggregate principal amount of the 2008 Notes, representing 91.64% of the outstanding 2008 Notes, and $594,527,000 in aggregate principal amount of the 2011 Notes, representing 99.09% of the outstanding 2011 Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indentures pursuant to which the Notes were issued have been received, and supplemental indentures to effect the proposed amendments have been executed. The proposed amendments, which will eliminate substantially all the restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions contained in each indenture, will become operative when the tendered Notes are accepted for purchase by EME.

The tender offer and consent solicitation remains open and is scheduled to expire at 5:00 p.m., New York City time, on June 5, 2006, unless extended (the “Expiration Date”).

Holders who validly tendered their Notes and delivered their consents prior to the Consent Date will receive the total consideration, as described in the Offer to Purchase and Consent Solicitation Statement of EME, dated May 5, 2006 (the “Statement”). The total consideration includes a cash consent payment of $30.00 per $1,000 principal amount of Notes validly tendered. Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the total consideration less the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. Holders of Notes validly tendered prior to the Expiration Date will also receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation, which is expected to be on or about June 6, 2006, unless extended.

The total consideration and tender offer consideration for the 2008 Notes and 2011 Notes will be determined as described in the Statement as of 2:00 p.m., New York City time, on May 19, 2006 (unless EME extends the tender offer and consent solicitation for any period longer than ten business days from the previously scheduled Expiration Date, in which case a new price determination date will be established). Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Statement.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the consummation by EME of one or more new debt financings on terms satisfactory to EME resulting in aggregate gross principal amount of not less than $1.0 billion. No assurance can be given that such new financings will be completed in a timely manner or at all.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 859-8511 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer managers and solicitation agents for the tender offer and consent solicitation: J.P. Morgan Securities Inc., which may be contacted at (800) 245-8812 (toll free) and Citigroup Global Markets Inc., which may be contacted at (212) 723-6106 (collect) or (800) 558-3745 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement of EME, dated May 5, 2006.

EME is a subsidiary of EMG, which is the parent company of the unregulated subsidiaries of Rosemead, California-based Edison International (NYSE:EIX).

This press release includes forward-looking statements. EME has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside EME’s control. EME has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with EME’s Annual Report on Form 10-K, Amendment No. 1 to Annual Report on Form 10-K/A, Quarterly Report on Form 10-Q and Current Report on Form 8-K dated May 8 filed this calendar year.

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The Edison Mission Group consists of unregulated subsidiaries of Rosemead, Calif.-based Edison International (NYSE:EIX,) an electric power generator and distributor, and an investor in infrastructure and renewable energy projects. The company is comprised of a regulated utility, Southern California Edison (SCE) and an unregulated group of business units, Edison Mission Group (EMG). The California Public Utilities Commission does not regulate the terms of EMG’s products and services.